Exhibit 10.2

June 11, 2008

Mr. Keith Cowan

2001 Edmund Halley Dr

Reston, VA 20191

Dear Keith:

I am pleased to inform you that the HC&CC approved a $1.5 million cash award in recognition of your ongoing leadership and the key role you will play in executing our turnaround strategy especially as it relates to M&A activities. Specifically, the Human Capital & Compensation Committee of the Board of Directors has approved subject to your continued employment with the company:

•	$500,000 upon the close of the Sprint– Clearwire WiMAX transaction, and

•	$1,000,000 upon the Board’s approval of the strategic resolution of the iDEN network.

This unique award reflects our confidence in you and the important role you play in our success. Because of the select nature of this special award, I must request that you treat it as highly confidential and discuss it only with Sandy Price, Ellen Petrocci, or me until it is publicly disclosed. Beyond that, you may only discuss the award on a confidential basis with your immediate family, personal financial planner, or personal attorney.

Once again, my congratulations Keith. I appreciate your personal commitment to deliver on our goal of making Sprint Nextel the nation’s leading provider of mobility solutions.

Best regards,

/s/ Dan
Dan